Exhibit 99.2

Press Release

iStar Announces Pricing of $675 Million of Senior Unsecured Notes

NEW YORK, September 12, 2019

iStar (NYSE: STAR) announced today that it has agreed to sell at par $675 million aggregate principal amount of its 4.75% Senior Unsecured Notes due 2024. The closing of the offering of the senior unsecured notes is expected to occur on September 16, 2019, subject to customary conditions.

The Company intends to use the net proceeds of the offering and cash on hand to redeem in full its 4.625% Senior Notes due 2020 and 6.50% Senior Notes due 2021, and to repay related fees and expenses.

BofA Merrill Lynch, J.P. Morgan, Barclays, Morgan Stanley, and Goldman Sachs & Co. LLC are the joint book-running managers for the offering. The notes will be issued pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the offered notes, nor shall there be any sale of the notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

The notes will be offered by means of prospectus supplement and accompanying prospectus offering. Copies of the prospectus supplement and the accompanying prospectus for the senior unsecured notes offering will available on the SEC’s website at www.sec.gov. In addition, copies of the prospectus supplement and the accompanying prospectus may also be obtained by contacting the Company using the information below or by contacting the joint book-running managers at the following addresses or telephone numbers:

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400

investors@istar.com

BofA Merrill Lynch NC1-004-03-43 200 North College Street, 3rd floor Charlotte NC 28255-0001 Attn: Prospectus Department dg.prospectus_requests@baml.com	J.P. Morgan 383 Madison Avenue, 3rd Floor New York, New York 10179 Attn: Syndicate Desk hy_syndicate@restricted.chase.com 1-800-245-8812 (toll free)
Barclays Capital Inc. c/o Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, NY 11717 barclaysprospectus@broadridge.com 1-888-603-5847 (toll-free)	Morgan Stanley & Co. LLC 180 Varick Street, 2nd Floor New York, NY 10014 Attn: Prospectus Department prospectus@morganstanley.com 1-866-718-1649
Goldman Sachs & Co. LLC 200 West Street New York, NY 10282 Attn: Prospectus Department Prospectus-NY@ny.email.gs.com 1-212-902-1171

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Company Contact:
Jason Fooks, Senior Vice President of Investor Relations & Marketing